UNITED STATES

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1

TO

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report
(Date of earliest
event reported):	March 29, 2012

THE MARCUS CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-12604	39-1139844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125

(Address of principal executive offices, including zip code)

(414) 905-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The undersigned registrant hereby amends Item 5.02 of the registrant’s Current Report on Form 8-K, dated January 10, 2012, to read in its entirety as set forth below.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)   On January 10, 2012, the Board of Directors of The Marcus Corporation (the “Company”) voted to elect Brian Jay Stark as a new, independent director to fill a vacancy created by the Board’s action on that same date to increase the number of directors of the Company from ten to eleven. The initial term as director for Mr. Stark will expire at the Company’s 2012 annual meeting of shareholders. On March 29, 2012, the Board of Directors of the Company appointed Mr. Stark to the Audit Committee of the Board of Directors of the Company, which is the only committee to which Mr. Stark has been appointed to date.

On January 10, 2012, in connection with his election to the Board of Directors, the Company awarded options to purchase 1,000 shares of the Company’s common stock at a price of $12.89 per share and 500 shares of restricted stock to Mr. Stark. The stock option and restricted stock awards were each made under The Marcus Corporation Non-Employee Director Compensation Plan. The options awarded to Mr. Stark have a term of ten years and became fully vested and exercisable immediately after grant. The shares of restricted stock awarded to Mr. Stark vest at the earlier of (a) 100% upon Mr. Stark’s normal retirement from the Board of Directors or (b) 50% upon the third anniversary of the grant date if Mr. Stark is then still serving as a director and the remaining 50% upon the fifth anniversary of the grant date if Mr. Stark is then still serving as a director. In addition, the Company paid to Mr. Stark a prorated portion of the annual retainer paid to non-employee directors of the Company based on his January 10, 2012 election date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MARCUS CORPORATION

Date: March 30, 2012	By:	/s/ Thomas F. Kissinger
Thomas F. Kissinger
Vice President, General Counsel and Secretary

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